Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-151391) of SouthPeak Interactive Corporation of our report dated December 23, 2008 with respect to the consolidated financial statements of Gone Off Deep, LLC, which appears in the Current Report on Form 8-K/A of SouthPeak Interactive Corporation dated December 24, 2008.

/s/ Reznick Group, P.C.

Vienna, Virginia
December 24, 2008